UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): July 14, 2016

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-15327	58-1642740
(Commission File Number)	(I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California	90049
(Address of Principal Executive Offices)	(Zip Code)

(310) 826-5648

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 15, 2016, CytRx Corporation (“we,” “us,” “our” or the “company”) priced our recently announced proposed public offering of approximately 28,570,000 units pursuant to our registration statement on Form S-3, as amended (File No. 333-208803), at a price of $0.70 per unit, for gross proceeds of approximately $20 million. Each unit will consist of one share of our common stock and a one-year warrant to purchase one share of our common stock at an exercise price of $0.70 a share. The material terms of the offering will be described in a prospectus supplement which will be filed by us with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

We will sell the units to certain institutional investors pursuant to a securities purchase agreement, dated as of July 15, 2016, which contains customary representations, warranties and agreements of us and the investors, and customary conditions to closing, obligations of the parties and termination provisions. We also agree in the securities purchase agreement to indemnify the investors against certain liabilities. Other investors provided orders directly to our placement agent in lieu of entering into the securities purchase agreement.

Rodman & Renshaw, a unit of H. C. Wainwright & Co., is acting as our sole book runner on a best-efforts basis with respect to the offering pursuant to an engagement letter dated July 14, 2016.

The foregoing descriptions of the securities purchase agreement and the engagement letter are not complete and are qualified in their entirety by reference to the full text of the form of the securities purchase agreement and the engagement letter, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and are incorporated by reference herein.

A copy of the opinion of TroyGould PC relating to the legality of the securities offered by us is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events

On July 14, 2016, we issued a press release announcing the proposed offering. On July 15, 2016, we issued a press release announcing the pricing of the offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

Litigation Update

The class-action settlement we announced in December 2015 was completed on or about May 25, 2016 with the issuance of 1,561,578 shares of our common stock valued at $4.5 million, or $2.8817 a share, and payment of $4 million in cash, of which $3.5 million was paid by our insurance carriers and $500,000 was paid out of company funds.

We announced in January 2016 the settlement of the California derivative claims pending against certain of our current or former directors and officers. The settlement, which is subject to preliminary court approval, notice to the company’s stockholders and final court approval, calls for us to adopt certain corporate governance therapeutics and to issue to the plaintiffs’ attorneys a total of $700,000 of shares of our common stock valued at the market price of the common stock at the time (i.e., average over 15 trading days), but not less than $2.50 or more than $3.75 per share. A hearing in the matter is scheduled for July 25, 2016.

Liquidity

We had cash and cash equivalents of approximately $55.9 million as of June 30, 2016, which includes the proceeds from a $25 million debt financing earlier this year; the lenders have the option to accelerate and demand payment of all or any part of such amount in the event of a circumstance that could reasonably be expected to have a “Material Adverse Effect” (as defined in the loan and security agreement). As of the date hereof, the lender has not indicated any intention to accelerate or demand payment of the loan.

We believe our existing cash and cash equivalents, together with the net proceeds of the public offering described above, will be sufficient to fund our operations for the foreseeable future.

Item 9.01	Exhibits

(d)	Exhibits

There are filed as part of this report the exhibits listed on the accompanying Index to Exhibits, which information is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTRX CORPORATION

Dated: July 15, 2016	By:	/s/ JOHN Y. CALOZ
John Y. Caloz
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock Purchase Warrant

5.1	Opinion of TroyGould PC

10.1	Form of Securities Purchase Agreement, dated as of July 15, 2016, among CytRx Corporation and the Purchasers

10.2	Engagement Letter, dated July 14, 2016, between CytRx Corporation and Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC.

23.1	Consent of TroyGould PC (included in Exhibit 5.1)

99.1	Press release of CytRx Corporation issued July 14, 2016

99.2	Press release of CytRx Corporation issued July 15, 2016

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